UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              GIANT OIL & GAS INC.
             (Exact name of registrant as specified in its charter)

                  Canada                               Not Applicable
                  ---------                            --------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

                       246 Stewart Green S.W., Suite 4010
                        Calgary, Alberta, Canada, T3H 3C8
                               Tel: (604) 613-1334
               (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class:  None

Name of each exchange on which to be so registered each class is to be registered: None

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ X ]

Securities Act registration statement file number to which this form relates:
File No. 333-125381 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                           Common Shares, no par value
                                (Title of class)



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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

The following description of the authorized capital of Giant Oil & Gas Inc. ("we" or "our Company") does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, which is included as an exhibit to the registration statement of which this prospectus forms a part, and by the applicable provisions of the Canada Business Corporations Act.

Common Stock

We are authorized to issue an unlimited number of shares of common stock, no par value ("Common Shares"), of which 41,560,300 shares are issued and outstanding. Our Articles of Incorporation authorizes an unlimited number of shares of preferred stock, no par value, none of which are outstanding.

Subject to the rights of holders of preferred shares in the future, if any, holders of our Common Shares are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to our Common Shares. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our preferred shares, if any, our assets will be divided pro rata on a per share basis among the holders of our Common Shares. The Common Shares are not subject to any liability for further assessments.

Holders of the Common Shares are entitled to cast one vote for each share held at all shareholders' meetings for all purposes, including the election of directors. The Common Shares do not have cumulative voting rights. Holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There are no conversions or redemption privileges nor any sinking fund provisions with respect to the Common Shares and the Common Shares are not subject to call.

Preferred Stock

The preferred shares are not included in this registration statement. None of our preferred shares are currently outstanding. Our Board of Directors has the authority, without further action by the holders of the outstanding Common Shares, to issue preferred shares from time to time in one or more series, to fix the number of shares constituting any series, and to fix the terms of any such series, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference or such series.

Common Shares Underlying the Warrants

We have  warrants  outstanding  to purchase an  aggregate of  34,200,000  Common
Shares. Of these warrants, 11,400,000 are exercisable at CDN $0.10 per share, which are exercisable beginning May 20, 2007 and expire May 20, 2009; 11,400,000 are exercisable at CDN $0.50 per share, which are exercisable beginning May 20, 2007 and expire May 20, 2010; and 11,400,000 are exercisable at CDN $1.10 per share, which are exercisable beginning May 20, 2007 and expire May 20, 2011. The Warrants are non-transferable and provide for a cashless exercise option.

We have the right, in our sole and absolute discretion, to (i) accelerate the exercise date of the warrants to a date which is prior to the date the warrants can be exercised and /or (ii) reduce the exercise price. If we exercise our right to do so, we shall provide notice thereof to the warrantholder.

ITEM 2. EXHIBITS.

  EXHIBIT             DESCRIPTION OF DOCUMENT
 NUMBERS
----------            --------------------------------------------------------
    *3.1              Articles of Incorporation of the Company

   **3.2              Articles of Amendment

    *3.3              By-Laws of the Company

    *4.1              Specimen Common Stock Certificate

* Previously filed with the Company's registration statement on Form F-1, Registration No. 333-125381, submitted to the SEC on May 31, 2005.

** Previously filed with the Company's registration statement filed on Form F-1/A, Registration No. 333-125381 submitted to the SEC on September 7, 2005.

                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:   December 28, 2005


                                 GIANT OIL & GAS INC.


                                 By: /s/ Robert Coale
                                 Name:    Robert Coale
                                 Title:   President and Chief Executive Officer